Exhibit 99.1

PRESS RELEASE

MAY 5, 2009

SAUER-DANFOSS INC. REPORTS FIRST QUARTER 2009 RESULTS

•                  Earnings Impacted by Steep Drop in Sales

•                  Impairment and Restructuring Costs of $1.26 per Share Impact Earnings

CHICAGO, Illinois, USA, May 5, 2009 – Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the first quarter ended March 31, 2009.

First Quarter Review

Net sales for the quarter declined 43 percent to $349.7 million, compared with net sales of $617.4 million for the first quarter of 2008.  Excluding the impact of changes in currency translation rates, sales in the first quarter declined 38 percent over the same quarter last year.  Sales for the first quarter dropped 41 percent in Europe, 37 percent in the Americas, and 33 percent in the Asia-Pacific region, excluding the impact of currency.  Sales decreased 42 percent in the Work Function segment, and 37 percent in the Propel and Controls segments, excluding currency.

The Company reported a net loss of $78.4 million, or $1.62 per share, for the first quarter 2009, compared to net income of $27.9 million, or $0.57 per share, for the first quarter of 2008.  First quarter 2009 results include a goodwill impairment charge of $50.8 million, or $1.05 per share.  In addition, results for 2009 were impacted by one-time restructuring and severance costs of $10.2 million, or $0.14 per share and $4.6 million, or $0.07 per share, of costs related to the previously announced exiting from the unprofitable electric drive business.

Sven Ruder, President and Chief Executive Officer, commented, “The first quarter results reflect the severe downturn in virtually every market and region we serve.  The decline in sales was particularly steep as our customers have been working down their inventory levels.  In addition, earnings were also impacted by the up-front costs of our aggressive cost reduction actions.  I am very pleased with the response we have had from all employees in reducing costs.  We are staying focused on conserving cash and sizing our business to the lower sales levels we expect for the remainder of this year and into 2010.”

Non-Cash Goodwill Impairment Charges

As a result of continued goodwill impairment testing, the Company incurred a first quarter non-cash charge related to goodwill impairment of $50.8 million, or $1.05 per share, impacting the Controls segment.  The goodwill relates to the acquisition of the Danfoss Fluid Power business in 2000 and subsequent acquisitions made over the past seven years.

Ruder explained, “As I noted last quarter, we were required by accounting rules to record an additional non-cash goodwill impairment charge in the first quarter as a result of the further decline in the Company’s market capitalization.  We believe these charges are now behind us and do not expect any further goodwill impairment.”

New Orders and Backlog Decline

The Company received new orders of $124.6 million for the first quarter of 2009, a decrease of 82 percent from the first quarter of 2008.  Excluding currency translation rate changes, orders were down 80 percent.

Total backlog at March 31, 2009 was $503.4 million, a 51 percent decline from the same period last year.  Excluding currency translation rate changes, backlog decreased 48 percent.

Ruder added, “The significant decrease in new orders for the quarter and the resulting decline in our backlog is a continuation of what we experienced last quarter and is in line with our expectations for the remainder of the year.”

Cash Flow from Operations

Cash flow from operations for first quarter 2009 was $5.6 million, compared to $14.3 million for first quarter 2008.  Capital expenditures for first quarter 2009 were $16.8 million compared to $35.1 million for the same period last year.  The

Company’s debt to total capital ratio, or leverage ratio, was 59 percent at March 31, 2009, compared to 51 percent at year-end.

“We are pleased to have the strong financial support of Danfoss A/S in the form of the previously announced credit agreement.  This backing has provided us with the timeframe necessary to execute our plans to meet the challenging market conditions,” stated Ruder.

Reaffirm 2009 Outlook

“Our cost and capital expenditure reduction actions are on schedule, while we now expect our full year sales decline to be closer to the high end of our range, or 40 percent.  Excluding the impairment charge of $1.05 per share, we are reaffirming our outlook for full year 2009 of an expected loss in the range of $1.60 to $2.40 per share, including workforce reduction and restructuring costs of $0.40 to $0.60 per share, with annual sales declining 30 to 40 percent from 2008 levels.  Capital expenditures will be approximately $60.0 million,” concluded Ruder.

Webcast Information

Members of Sauer-Danfoss’ management team will host a Webcast on May 6 at 11 AM Eastern Time to discuss 2009 first quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through May 20, 2009.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss had revenues of $2.1 billion in 2008 and has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results. The economies in the U.S, Europe, and Asia-Pacific are suffering from the global recession and credit crisis, continued weakness in the housing and residential construction markets, weakness in the commercial and public-sector construction markets, mounting job losses, and uncertainty surrounding the effects of government fiscal stimulus plans, interest rates, and crude oil prices.   At this point, it appears that the worldwide economic recession will continue throughout 2009.  A prolonged downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the ability and willingness of Danfoss A/S, the Company’s majority stockholder, to lend money to the Company at sufficient levels and on terms favorable enough to enable the Company to meet its capital needs; the Company’s ability to access the capital markets or traditional credit sources to supplement or replace the Company’s borrowings from Danfoss A/S if the need should arise; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the current credit crisis; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(Dollars in thousands	March 31,	March 31,
except share and per share data)	2009	2008
Net sales	349,695	617,399
Cost of sales	291,677	469,674
Gross profit	58,018	147,725
Research and development	16,696	19,286
Selling, general and administrative	56,442	67,982
Loss (gain) on sale of business and asset disposals	3,629	(1,212)
Impairment charges	50,841	—
Total operating expenses	127,608	86,056
Income (loss) from operations	(69,590)	61,669
Nonoperating income (expense):
Interest expense, net	(5,718)	(6,487)
Loss on early retirement of debt	(7,357)	—
Other, net	1,680	(3,836)
Income (loss) before income taxes	(80,985)	51,346
Income tax benefit (expense)	8,413	(14,544)
Net income (loss)	(72,572)	36,802
Net income attributable to noncontrolling interest, net of tax	(5,834)	(8,939)
Net income (loss) attributable to Sauer-Danfoss Inc.	(78,406)	27,863
Net income (loss) per share:
Basic net income (loss) per common share	(1.62)	0.58
Diluted net income (loss) per common share	(1.62)	0.57
Weighted average shares outstanding
Basic	48,311	48,210
Diluted	48,311	48,514
Cash dividends declared per common share	0.00	0.18

BUSINESS SEGMENT INFORMATION

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2009	2008
Net sales
Propel	187,785	311,658
Work Function	82,687	160,486
Controls	79,223	145,255
Total	349,695	617,399
Segment Income (Loss)
Propel	17,451	65,437
Work Function	(14,955)	4,388
Controls	(64,412)	4,875
Global Services and Other Expenses, net	(5,994)	(16,867)
Total	(67,910)	57,833

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2009	2008
Cash flows from operating activities:
Net income (loss)	(78,406)	27,863
Depreciation and amortization	26,412	28,041
Impairment charges	50,841	—
Noncontrolling interest	5,834	8,939
Net change in receivables, inventories, and payables	3,622	(48,144)
Other, net	(2,747)	(2,365)
Net cash provided by operating activities	5,556	14,334
Cash flows from investing activities:
Purchases of property, plant and equipment	(16,795)	(35,146)
Proceeds from sale of property, plant and equipment	3,844	3,472
Net cash used in investing activities	(12,951)	(31,674)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	68,246	36,886
Payments for debt financing costs	(8,575)	—
Payment of prepayment penalties	(4,763)	—
Settlement of interest rate swaps	(2,000)	—
Cash dividends	(8,689)	(8,667)
Distribution to minority interest partners	(1,000)	(2,415)
Net cash provided by financing activities	43,219	25,804
Effect of exchange rate changes	989	(4)
Net increase in cash and cash equivalents	36,813	8,460
Cash and cash equivalents at beginning of year	23,145	26,789
Cash and cash equivalents at end of period	59,958	35,249

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	Dec. 31,
(Dollars in thousands)	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	59,958	23,145
Accounts receivable, net	227,816	239,881
Inventories	275,473	325,496
Other current assets	48,836	51,946
Total current assets	612,083	640,468
Property, plant and equipment, net	569,042	598,435
Other assets	193,324	228,773
Total assets	1,374,449	1,467,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	33,343	65,512
Long-term debt due within one year	159,779	58,005
Accounts payable	102,260	149,512
Other accrued liabilities	135,218	146,888
Total current liabilities	430,600	419,917
Long-term debt	358,966	367,922
Long-term pension liability	89,278	90,966
Deferred income taxes	43,521	44,243
Other liabilities	64,196	66,727
Noncontrolling interest	71,426	67,655
Stockholders’ equity of Sauer-Danfoss Inc.	316,462	410,246
Total liabilities and stockholders’ equity	1,374,449	1,467,676

Debt to total capital ratio (1)	59%	51%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders’ equity.